Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-284698 and No. 333-284698-01) on Form F-3 of Embraer S.A. and Embraer Netherlands Finance B.V of our reports dated March 31, 2025, with respect to the consolidated financial statements of Embraer S.A. and the effectiveness of internal control over financial reporting.

/s/ KPMG Auditores Independentes Ltda.

São José dos Campos, Brazil

March 31, 2025